Exhibit 99.2
CFO Commentary - First Quarter 2019 Financial Results

The following metrics and commentary are provided by management and should be reviewed in conjunction with our first quarter 2019 financial results press release, available on the Investor Relations section of our website at http://investors.infinera.com.
First Quarter 2019 Financial Results
GAAP

(In millions, except per share amounts and percentages)	Q1'19	Q4'18	Q1'18	Q/Q Change	Y/Y Change
Revenue	$292.7	$332.1	$202.7	(12)%	44%
Product	223.0	249.6	171.6	(11)%	30%
Service	69.7	82.5	31.1	(16)%	124%
Gross margin %	22.7%	25.4%	40.5%	(2.7)pts	(17.8)pts
Research and development	73.7	78.8	58.7	(6)%	26%
Sales and marketing	40.0	42.7	28.9	(6)%	38%
General and administrative	33.0	28.2	17.8	17%	85%
Amortization of intangible assets	7.1	24.7	1.6	(71)%	344%
Acquisition and integration costs	7.1	13.5	—	(47)%	NMF*
Restructuring and related	17.2	10.8	(0.2)	59%	NMF*
Total operating expenses	$178.1	$198.7	$106.8	(10)%	67%
Operating margin %	(38.2)%	(34.4)%	(12.2)%	(3.8)pts	(26.0)pts
Net loss	$(121.6)	$(133.5)	$(26.3)	9%	(362)%
EPS	$(0.69)	$(0.76)	$(0.17)	$0.07	$(0.52)
*NMF = Not meaningful

Non-GAAP

(In millions, except per share amounts and percentages)	Q1'19	Q4'18	Q1'18	Q/Q Change	Y/Y Change
Revenue	$295.6	$336.6	$202.7	(12)%	46%
Product	223.0	249.6	171.6	(11)%	30%
Service	72.6	87.0	31.1	(17)%	133%
Gross margin %	35.3%	31.8%	43.7%	3.5pts	(8.4)pts
Research and development	70.1	75.1	54.3	(7)%	29%
Sales and marketing	38.5	40.5	26.0	(5)%	48%
General and administrative	30.8	26.7	15.1	15%	104%
Total operating expenses	$139.4	$142.3	$95.4	(2)%	46%
Operating margin %	(11.9)%	(10.5)%	(3.4)%	(1.4)pts	(8.5)pts
Net loss	$(41.2)	$(44.2)	$(7.2)	7%	(472)%
EPS	$(0.23)	$(0.25)	$(0.05)	$0.02	$(0.18)

This CFO Commentary contains non-GAAP financial measures. The reconciliation of the GAAP to non-GAAP financial measures can be found at the end of this document.

Our results for both the first quarter of 2019 and the fourth quarter of 2018 include the acquired Coriant business, which closed on October 1, 2018.

Q1’19 Overview

Our first quarter was impacted by a major network project in SE Asia that did not progress as expected resulting in revenue slightly below our guided range. Our acquisition synergy initiatives, including fixed cost eliminations, supplier negotiations and new pricing policies, started to take hold in the first quarter of 2019 as gross margins came in well ahead of expectations. These gross margin results along with operating expenses, which were generally in line with expectations, led to operating margin and net loss results that were better than expectations.

Revenue:

In the first quarter of 2019, GAAP revenue was $293 million, which represents a 12% sequential decline due largely to seasonality. Non-GAAP revenue of $296 million adds back the purchase accounting impact of service deferred revenue adjustments to provide a clearer representation of the underlying revenue stream. GAAP revenue came in slightly below our guidance range of $298 million to $318 million and non-GAAP revenue also came in slightly below our guidance range of $300 million to $320 million as one significant network deployment project did not progress as expected during the quarter. North American Tier-1s represented the largest revenue contribution in the quarter and included one customer at 10%+ of total revenue. Our top five customers consisted of three domestic Tier-1s and two cable operators.

Importantly, our new technology is winning in the market as demonstrated by our second quarter of 2019 order booking forecast and the significant amount of new footprint business we anticipate to ship during the second quarter of 2019. We see this as an indication that the combined end-to-end portfolio of the new Infinera is very compelling to global service providers.

Geographies
North America (45% of total revenue):

•
In the first quarter of 2019, our business in North America was distributed across all major verticals with three Tier-1s representing nearly 50% of the region’s revenue, followed by a cable operator and a Tier-2 operator. The top 10 customers in this region accounted for over 75% of the region's total revenue. During the quarter, we experienced strong growth from two of the region’s Tier-1s, which included first revenue on an important services migration project utilizing our Maestro software automation suite to help Verizon with their circuit to packet network migration. We saw ICP weakness due to a muted spend environment in the first quarter, but we anticipate improvement in the second quarter and beyond as we are now fully certified at a new global ICP customer who will begin deploying our Groove solution.

International (55% of total revenue):

•
EMEA (34% of total revenue): Following the Coriant acquisition, the EMEA region represents a greater portion of global revenue than it had historically. Revenue declined fairly significantly sequentially as the first quarter is typically seasonally weak. Exacerbating the seasonal decline, we had one Tier-1 customer accelerate demand into the fourth quarter of 2018, leaving a hole in the first quarter of 2019. Additionally, two other carriers had completed large projects during the fourth quarter of 2018. These events were partially offset by strength from our largest cable customer in the region, which continues to deploy our XTM Metro solutions. The top 10 customers represented over 50% of the total revenue in the region during the quarter.

•
APAC (16% of total revenue): During the quarter, we experienced a surge in revenue from a large service provider in Southeast Asia deploying equipment based on our ICE4 optical engine. This was offset by weakness elsewhere throughout the region, particularly in subsea, as a major customer slowed its overall capex spending. Importantly, we had a major network project in SE Asia that we included in our revenue plan for the quarter that didn’t progress as expected during the quarter. Despite the uncertainty of this project’s timing, we are optimistic about our growth prospects in the region. The top 10 customers represented approximately 75% of the total revenue in the region during the quarter.

•
Other Americas (LATAM) (5% of total revenue): Revenue experienced a typical, across the board seasonal decline during the quarter, with overall revenue in the region led by Tier-1 carriers. We are particularly optimistic about our disaggregated solutions opportunities in the region. The top 10 customers accounted for nearly 80% of the total revenue in the region.

Customer Verticals

•
Tier-1s represented approximately 45% of total revenue during the quarter. The Coriant acquisition brings long standing relationships with several of the largest Tier-1s in the world, which represent a strong revenue stream and a large opportunity for growth. As many of these customers represent mobile carriers, we believe the emergence of 5G technology will drive significant opportunities for the new Infinera over the next several years. Overall, revenue was negatively impacted by a typical seasonal decline with sequential revenue growth from North American Tier-1s partially offsetting revenue declines in EMEA and Asia Pacific. North American based Tier-1s represented over 50% of our global Tier-1 revenue, followed by EMEA at approximately 25%, APAC at 17% and LATAM the remaining 8%.

•
Other Service Providers represented approximately 37% of our total revenue in the quarter. Customers in this vertical predominantly represent Tier-2 operators, bandwidth wholesalers, and governmental organizations. Revenue among these customers was widespread, though two customers in this vertical entered the overall top 10 customer list during the quarter. Geographically, revenue from these customers was split approximately 70% international and 30% domestic.

•
ICPs represented approximately 7% of our total revenue during the quarter. Within this end customer vertical, Infinera and Coriant have both historically had reasonable levels of success, but with different customers. As such, the new Infinera now serves most of the top global ICPs. With a current product portfolio including the Cloud Xpress, the XTSeries and the Groove, significant opportunities to address ICP subsea demand, and a roadmap of future products combining the strengths of both platforms, we believe we are well positioned to grow this vertical and anticipate a new deployment with a major ICP to begin shipping during the second quarter of 2019. Similar to the experiences of other providers in our industry, we were negatively impacted in the first quarter of 2019 by lighter demand within this vertical.

•
Cable represented approximately 11% of our total revenue in the quarter, with the vast majority of this revenue coming from the Infinera classic side. Overall cable revenue increased sequentially during the quarter as this vertical tends to be seasonally stronger during the first half of the year. Our strongest regions within this vertical are North America and EMEA, with presence at many of the largest customers in these regions and both regions demonstrating growth during the quarter. Our longstanding relationships with these customers should benefit us as they roll out their DAA architectures over the next several years. However, our near-term cable outlook has deteriorated from prior expectations.

Gross Margin (GAAP 22.7%; Non-GAAP 35.3%)

•
The largest driver of the difference between GAAP gross margin of 22.7% and non-GAAP gross margin of 35.3% was restructuring expenses, primarily related to the transition of our Berlin, Germany manufacturing facility to a manufacturing partner.

•
Non-GAAP gross margin was higher than our guidance range of 29% to 33% primarily due to a favorable product and customer mix. While the inclusion of the Coriant business continues to impact our margins, we saw improvements on the Coriant side of the business for the second consecutive quarter as we drive more cost discipline in our decision-making and materials spend, and also benefit from headcount reductions from restructuring actions.

Operating Expenses (GAAP $178.1 million; Non-GAAP $139.4 million)

•
Our GAAP operating expenses included $17 million associated with restructuring actions primarily due to accelerated amortization on operating lease right-of-use assets due to the cease use of certain facilities and $7 million each from acquisition-related intangibles amortization and integration costs.

•
Our non-GAAP operating expenses came in a bit higher than the midpoint of our guidance range of $135 million to $141 million. This was mainly due to incremental rent expense in connection with the adoption of the new lease accounting standard and higher than anticipated outside professional service fees to support year-end audit activities. In the first quarter of 2019, we began to see the benefits associated with restructuring actions taken at the end of last year, as we continue to adjust our post-acquisition cost structure. We achieved this result despite having to absorb $9 million of costs related to the calendar year reset of compensation related benefits and taxes.

Operating Margin (GAAP (38.2)%; Non-GAAP (11.9)%)

•	Our operating margin on a GAAP basis declined sequentially primarily due to lower revenue and higher restructuring costs associated with the Berlin site transition.

•	Our operating margin on a non-GAAP basis was better than the implied midpoint of our guidance of (13.5)%, as lower revenue was more than offset by better than anticipated gross margin.
Earnings per Share (GAAP $(0.69); Non-GAAP $(0.23))

•	EPS on a GAAP basis improved sequentially as stronger gross margin offset weaker revenue and higher restructuring costs.

•	EPS on a non-GAAP basis was better than the midpoint of our guidance of $(0.27) due to stronger than anticipated gross margin.
Balance Sheet

(In millions)	Q1'19	Q4'18	Q1'18
Cash, investments & restricted cash	$211.3	$268.8	$293.4
Accounts receivable	$267.1	$317.1	$161.5
Inventory	$332.5	$311.9	$215.9
Accounts payable	$163.8	$191.2	$77.8

•
Cash, investments and restricted cash, decreased by $57.5 million in the first quarter of 2019 on a sequential basis due to negative operating results, severance payments and working capital changes. In the quarter we continued to make investments in restructuring-related items and in integration costs to drive current and future synergies.

•
Net accounts receivable in the first quarter of 2019 declined $50.0 million, commensurate with lower revenue and due to collecting cash from longer payment term deals inherited from the Coriant business. Overall DSOs decreased from 87 to 83.

•	Net inventory increased by $20.6 million in the first quarter of 2019 on a sequential basis as we built buffer inventory to reduce risk related to revenue plan execution and manufacturing transitions.

•	Accounts payable decreased by $27.4 million in the first quarter, largely due to the significant cost of goods decrease associated with lower revenue and higher gross margin.

Forward-Looking Statements
This CFO Commentary contains a forward-looking statement based on current expectations, forecasts and assumptions that involve risks and uncertainties. Such forward-looking statement includes, without limitation, our expectations regarding our new technology winning in the market and improved second quarter of 2019 bookings; growth prospects; trends in the business; and returning to non-GAAP profitability in the fourth quarter of 2019. These statements are based on information available to us as of the date hereof and actual results could differ materially from those stated or implied due to risks and uncertainties. For a list of risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statement please refer to our first quarter of 2019 earnings release of the same date. More information on potential factors that may impact our business are set forth in its Annual Report on Form 10-K for the year ended on December 29, 2018 as filed with the SEC on March 14, 2019, as well as subsequent reports filed with or furnished to the SEC from time to time. These reports are available on our website at www.infinera.com and the SEC’s website at www.sec.gov. We assume no obligation to, and do not currently intend to, update any such forward-looking statements.
Use of Non-GAAP Financial Information
This CFO Commentary contains references to the following non-GAAP financial measures: gross margin, operating expenses, operating margin, net loss and EPS. To supplement our financial results presented on a GAAP basis, we use the non-GAAP measures indicated above, which exclude acquisition-related deferred revenue and inventory adjustments, restructuring and related costs (credits), non-cash stock-based compensation expenses, amortization of debt discount on our convertible senior notes, impairment charge of non-marketable equity investments, accretion of financing lease obligation, amortization of acquired intangible assets, acquisition and integration costs, and certain purchase accounting adjustments related to our acquisitions of Coriant and Transmode AB, along with related tax effects. We believe these adjustments are appropriate to enhance an overall understanding of our underlying financial performance and also our prospects for the future and are considered by management for the purpose of making operational decisions. In addition, these results are the primary indicators management uses as a basis for its planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net loss, basic and diluted net loss per share, gross margin or operating margin prepared in accordance with GAAP. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and are subject to limitations. For a description of these non-GAAP financial measures and a reconciliation to the most directly comparable GAAP financial measures, please see the section titled, “GAAP to Non-GAAP Reconciliations.”

Infinera Corporation
GAAP to Non-GAAP Reconciliations
(In thousands, except percentages and per share data)
(Unaudited)

	Three Months Ended
	March 30, 2019		December 29, 2018		March 31, 2018
Reconciliation of Revenue:
U.S. GAAP as reported	$292,707		$332,058		$202,681
Acquisition-related deferred revenue adjustment(1)	2,905		4,582		—
Non-GAAP as adjusted	$295,612		$336,640		$202,681

Reconciliation of Gross Profit:
U.S. GAAP as reported	$66,432	22.7%	$84,504	25.4%	$82,168	40.5%
Acquisition-related deferred revenue adjustment(1)	2,905		4,582		—
Stock-based compensation(2)	1,328		1,620		994
Amortization of acquired intangible assets(3)	8,252		8,315		5,341
Acquisition and integration costs(4)	2,064		132		—
Acquisition-related inventory adjustments(5)	1,778		5,337		—
Restructuring and related(6)	21,466		2,580		17
Non-GAAP as adjusted	$104,225	35.3%	$107,070	31.8%	$88,520	43.7%

Reconciliation of Operating Expenses:
U.S. GAAP as reported	$178,120		$198,728		$106,846
Stock-based compensation(2)	7,385		7,395		9,989
Amortization of acquired intangible assets(3)	7,057		24,735		1,607
Acquisition and integration costs(4)	7,134		13,463		—
Restructuring and related(6)	17,188		10,804		(163)
Non-GAAP as adjusted	$139,356		$142,331		$95,413

Reconciliation of Loss from Operations:
U.S. GAAP as reported	$(111,688)	(38.2)%	$(114,224)	(34.4)%	$(24,678)	(12.2)%
Acquisition-related deferred revenue adjustment(1)	2,905		4,582		—
Stock-based compensation(2)	8,713		9,015		10,983
Amortization of acquired intangible assets(3)	15,309		33,050		6,948
Acquisition and integration costs(4)	9,198		13,595		—
Acquisition-related inventory adjustments(5)	1,778		5,337		—
Restructuring and related(6)	38,654		13,384		(146)
Non-GAAP as adjusted	$(35,131)	(11.9)%	$(35,261)	(10.5)%	$(6,893)	(3.4)%

Reconciliation of Net Loss:
U.S. GAAP as reported	$(121,601)		$(133,467)		$(26,280)
Acquisition-related deferred revenue adjustment(1)	2,905		4,582		—
Stock-based compensation(2)	8,713		9,015		10,983
Amortization of acquired intangible assets(3)	15,309		33,050		6,948
Acquisition and integration costs(4)	9,198		13,595		—
Acquisition-related inventory adjustments(5)	1,778		5,337		—
Restructuring and related(6)	38,654		13,384		(146)
Amortization of debt discount(7)	4,241		4,137		2,779
Accretion of financing lease obligation(8)	—		6,538		—
Impairment of non-marketable equity investment(9)	—		850		—
Income tax effects(10)	(426)		(1,237)		(1,529)
Non-GAAP as adjusted	$(41,229)		$(44,216)		$(7,245)

	Three Months Ended
	March 30, 2019	December 29, 2018	March 31, 2018
Net Loss per Common Share - Basic and Diluted:
U.S. GAAP as reported	$(0.69)	$(0.76)	$(0.17)
Non-GAAP as adjusted	$(0.23)	$(0.25)	$(0.05)

Weighted Average Shares Used in Computing Net Loss per Common Share - Basic and Diluted:	176,406	174,908	150,333
____________________________

(1)
Business combination accounting principles require us to write down to fair value our maintenance support contracts assumed in the Coriant acquisition. The revenue for these support contracts is deferred and typically recognized over a one-year period, so our GAAP revenue for the one year period after the acquisition will not reflect the full amount of revenue that would have been reported if the acquired deferred revenue was not written down to fair value. The non-GAAP adjustment eliminates the effect of the deferred revenue write-down. Management believes these adjustments to the revenue from these support contracts are useful to investors as an additional means to reflect revenue trends of our business.

(2)
Stock-based compensation expense is calculated in accordance with the fair value recognition provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation effective January 1, 2006. The following table summarizes the effects of stock-based compensation related to employees and non-employees (in thousands):

	Three Months Ended
	March 30, 2019	December 29, 2018	March 31, 2018
Cost of revenue	$538	$543	$(122)
Research and development	3,603	3,677	4,324
Sales and marketing	1,547	2,181	2,898
General and administration	2,235	1,537	2,767
	7,923	7,938	9,867
Cost of revenue - amortization from balance sheet*	790	1,077	1,116
Total stock-based compensation expense	$8,713	$9,015	$10,983
 _____________________________

*	Stock-based compensation expense deferred to inventory and deferred inventory costs in prior periods recognized in the current period.

(3)
Amortization of acquired intangible assets consists of developed technology, trade names, customer relationships and backlog acquired in connection with the Coriant acquisition, which closed during the fourth quarter of 2018. Amortization of acquired intangible assets also consists of amortization of developed technology, trade names and customer relationships acquired in connection with the Transmode AB acquisition. U.S. GAAP accounting requires that acquired intangible assets are recorded at fair value and amortized over their useful lives. As this amortization is non-cash, we have excluded it from its non-GAAP operating expenses, gross margin and net income measures. Management believes the amortization of acquired intangible assets is not indicative of ongoing operating performance and its exclusion provides a better indication of our underlying business performance.

(4)
Acquisition and integration costs consist of legal, financial, employee-related costs and other professional fees incurred in connection with our acquisition of Coriant. These amounts have been adjusted in arriving at our non-GAAP results because management believes that these expenses are non-recurring, not indicative of ongoing operating performance and their exclusion provides a better indication of our underlying business performance.

(5)
Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company’s cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to our cost of sales excludes the amortization of the acquisition-related step-up in carrying value for units sold in the quarter. Additionally, in connection with the Coriant acquisition, cost of sales excludes a one-time adjustment in inventory as a result of renegotiated supplier agreements that contained unusually higher than market pricing. Management believes these adjustments are useful to investors as an additional means to reflect ongoing cost of sales and gross margin trends of our business.

(6)
Restructuring and related costs are associated with our two restructuring initiatives implemented during the fourth quarter of 2018 and during the fourth quarter of 2017, as well as the planned closure of our Berlin, Germany manufacturing facility and Coriant's historical restructuring plan associated with their early retirement plan. In addition, management included operating lease right-of-use assets accelerated amortization and related costs due the cease use of certain facilities. Management has excluded the impact of these charges in arriving at our non-GAAP results as they are non-recurring in nature and its exclusion provides a better indication of our underlying business performance.

(7)
Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer's non-convertible debt borrowing rate. Accordingly, for GAAP purposes, we are required to amortize as debt discount an amount equal to the fair value of the conversion option that was recorded in equity as interest expense on the $402.5 million in aggregate principal amount of its 2.125% convertible debt issuance in September 2018 due September 2024 and the $150 million in aggregate principal amount of its 1.75% convertible debt issuance in May 2013 due June 2018, over the term of the respective notes. Interest expense has been excluded from our non-GAAP results because management believes that this non-cash expense is not indicative of ongoing operating performance and provides a better indication of our underlying business performance.

(8)
Accretion of financing lease obligation included in interest expense relates to a failed sale-leaseback transaction executed by Coriant in the past and assumed by us in the acquisition. Management believes that this adjustment is not indicative of ongoing operating performance and its exclusion provides a better indication of our underlying business performance.

(9)
Management has excluded the impairment charge related to non-marketable equity investments in arriving at our non-GAAP results because they are non-recurring, and management believes that these expenses are not indicative of ongoing operating performance.

(10)
The difference between the GAAP and non-GAAP tax provision is due to the net tax effects of the purchase accounting adjustments, acquisition-related costs and amortization of acquired intangible assets.